AGREEMENT

                      MEMORANDUM OF AGREEMENT MADE BETWEEN

                               P. T. KLEMENS GROUP
                      (a registered Indonesia Corporation )

                                       and

                     Environmental Remediation Holding Corp.
        (a U.S. Public Company registered in the State of Colorado, USA)

1. INTERPRETATION

1.1. In this Agreement the following acronyms, words and expressions shall, where context permits, be deemed to have the following meanings.

1.1.1    "ERHC" means Environmental Remediation Holding Corp.

1.1.2    "BAPCO"  means Bass American Petroleum Company.

1.1.3    "P. T. "  means P. T. Klemens Group.

1.1.4    "Agreement"  means this Agreement.

1.1.5    "Dollars"  means U.S. Dollars.

1.1.6    "Effective Date" means the day this Agreement is signed.

1.1.7    "Allotted Wells"  means oil and gas wells the PTK/BAP controls.

1.1.8    "MSCF"  means Thousand Standard Cubic Feet.

1.1.9    "Commercial Production" means production being economically profitable.

1.1.10   "A.F.E"  means Authorized Funds Expenditure.

1.1.11   "Pertimina" The Government Controlled Oil Company.

1.1.12   "PTK/BAP"  P.T. Klemens Group/Bass American Petroleum of Indonesia.

1.1.13 "Working Interest" means a participation in revenues from the increase in production resulting in PTK/BAP's reworking of any oil and gas wells.

1.2 Words importing the singular meaning include, unless the context other-wise demands, the plural meaning and visavis.

1.3 The clause headings in the Agreement are for convenience and ease of reference and shall not affect its construction or interpretation.

1.4 Reference to clauses and subclauses of the Agreement unless the context clearly indicates otherwise.

2.       TERMS AND CONDITIONS OF THE AGREEMENT

2.1 This Agreement is for the formation of a joint venture between P. T. Klemens Group and ERHC/BAPCO and shall concern the recovery, workover and oper-ations of all available oil and gas wells located in Indonesia. The joint venture will be called P.T. Klemens/Bass American Petroleum of Indonesia (PTK/BAP). These oil and gas wells now belong to Pertimina or other major oil companies in Indonesia.

2.2 This Agreement is entered into between P.T. Klemens Group and ERHC/BAPCO for the expressed purpose of obtaining oil and gas lease contracts so they can be reworked to put them back into commercial production. The joint venture's goal is to workover these wells and to do the drilling of any future production that may be required.

2.3 P.T. herewith grants ERHC/BAPCO the right to perform a full and complete evaluation and do any additional feasibility studies that may be necessary of the oil, gas and mineral reserves on the wells obtained under this Agreement. All costs of these studies will be borne by PTK/BAP. All costs will be recovered by PTK/BAP revenues.

2.4 P.T. undertakes to make available to ERHC/BAPCO, within 21, days any maps, data, wells runs, production histories or feasibility studies which may be utilized in the planning of the project. ERHC/BAPCO shall undertake to treat such information and data with utmost confidentially and not to communicate it with third parties without prior approval by P.T.

2.5     P.T. is an Indonesia owned and registered Company.

2.6 P.T. will arrange the for the required funding necessary for the rework of the fields in the joint venture and ERHC/ BAPCO shall provide P.T. with the technology that will be needed to rework the oil fields. The funding will be repaid by the PTK/BAP through any revenue earned by the joint venture.

2.7 P.T. upon signing of this Agreement, will apply for the concessions from the oil companies in Indonesia in the name of the PTK/BAP. P.T. has targeted up to 1,000 wells that will have, existing, over 10,000 barrels of production.

2.8 P.T. shall arrange the necessary funds to begin operations, with the funding having a maximum of Five million dollars ($5,500,000). These funds shall be used in accordance with a "Use of Funds Statement" to be determined and agreed to by the parties prior to disbursement.

2.9 The PTK/BAP agrees to repay the funds (as defined in paragraph 2.8) provided in a maximum of 10 years or a minimum of three years as cash allows from oil and gas production from the joint venture. The PTK/BAP retains the right to prepay the loan early.

3.0 P.T. agrees to enter into a joint venture with ERHC/BAPCO that shall provide a "Working Interest" in all wells/ leases obtained by P.T. in addition to a contract to operate said wells.

3.1 P.T. and ERHC/BAPCO agrees that after "Debt Service" is paid, the main objective is the recovery and workover of additional wells for the return to commercial production. Therefore ERHC/BAPCO agrees, that after the costs of workover of additional wells as selected by P.T. and ERHC/BAPCO, all capital earned by the joint venture shall be divided between P.T. and

ERHC/BAPCO on a basis of twenty percent (20%) to the original Concession Holder and forty-one (41%) percent to P.T. The remaining 39.% percent will go to ERHC/BAPCO and this shall be the "Working Interest" in all wells/leases that are obtained by P.T. on behalf of the venture.

3.2 The Leases being obtained by P.T. on behalf of the PTK/BAP will be for a minimum of ten years and will be automatically renewable in five year increments as long as the PTK/BAP keep the wells they have worked on in production.

3.3 P.T. agrees to provide ERHC/BAPCO an " Assignment of Lease" document on all leases obtained by P.T. from either Pertimina or other Indonesia oil companies, with respect to all Leases. All such leases to have wells on said leases. P.T. also agrees that a UCC-1 Document shall be issued on all truck, tools, and other equipment and any and all surface equipment as belonging to each well/lease if ERHC/BAPCO finds it necessary to provide any funding to this project.

 3.4 It is agreed by both parties to this Agreement and the project to which it concerns shall be funded by PTK/BAP under the schedule as agreed to by P.T. and ERHC/BAPCO with the first funds being applied to build two (2) BAPCO Tools to be shipped to Indonesia.

 3.5 ERHC, as part of this Agreement agrees to compensate P.T. and Penny Fairchild, P. T.'s consultant, in the following manner: ERHC, upon signing of the contract, will issue 100,000 shares ERHC 144 stock to Penny Fairchild and $50,000 dollars upon the funding of the project.

         Whereas, this Agreement shall become valid on the date signed by both parties below and shall remain in full force and affect until such time as all of the terms and conditions as described above shall be met by both parties.

         Whereas, It is agreed by both parties to this Agreement, that the first funds shall be as listed in Addendum One (1) of this Agreement. Said Addendum shall become part and parcel to this Agreement and accepted by both parties.

         Whereas, it is agreed by both parties that the leases obtained by P.T. for PTK/BAP and may be used as collateral for any required funding by either party obtaining funding.

         This Agreement is entered into and signed this 28 day of July, 1997.

P. T. Klemens Group                      Environmental Remediation Holding Corp.

/s/Johanes L. Sitanggang                 /s/Sam L. Bass, Jr.
Johanes L. Sitanggang                    Sam L. Bass, Jr.
President                                President

/s/George LeBlanc                        /s/Penny Fairchild
Witness                                  Witness